                                                                     EXHIBIT 2.1


                               AGREEMENT AND PLAN

                                    OF MERGER

                                     BETWEEN

                        DIAMOND MULTIMEDIA SYSTEMS, INC.

                                       AND

                                 S3 INCORPORATED

                            Dated as of June 21, 1999


                                TABLE OF CONTENTS



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                                         ARTICLE I
                                        THE MERGER

Section 1.1    The Merger...........................................................1
Section 1.2    Conversion of Shares.................................................2
Section 1.3    Surrender and Payment................................................3
Section 1.4    Stock Options........................................................4
Section 1.5    Adjustments..........................................................5
Section 1.6    Fractional Shares....................................................5
Section 1.7    Withholding Rights...................................................5
Section 1.8    Lost Certificates....................................................6

                                   ARTICLE II
                           CERTAIN GOVERNANCE MATTERS

Section 2.1    Acquirer Board of Directors..........................................6
Section 2.2    Acquirer Officers....................................................6
Section 2.3    Certificate of Incorporation of the Surviving
               Corporation..........................................................6
Section 2.4    By-Laws of the Surviving Corporation.................................6
Section 2.5    Directors and Officers of the Surviving Corporation. ................6

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1    Organization and Qualification.......................................7
Section 3.2    Capitalization.......................................................7
Section 3.3    Authority............................................................8
Section 3.4    Governmental Authorization...........................................8
Section 3.5    Non-Contravention....................................................9
Section 3.6    Subsidiaries.........................................................9
Section 3.7    SEC Filings........................................................ 10
Section 3.8    Financial Statements. ............................................. 10
Section 3.9    Disclosure Documents............................................... 10
Section 3.11   No Undisclosed Material Liabilities................................ 11
Section 3.12   Litigation......................................................... 12
Section 3.13   Taxes.............................................................. 12
Section 3.14   Employee Benefit Plans............................................. 12
Section 3.15   Compliance with Laws............................................... 14
Section 3.16   Finders' or Advisors' Fees......................................... 14
Section 3.17   Environmental Matters.............................................. 14
Section 3.18   Labor Matters...................................................... 14
Section 3.19   Title to Property.................................................. 14
Section 3.20   Leaseholds......................................................... 15
Section 3.21   Management Payments................................................ 15
Section 3.22   Intellectual Property.............................................. 15
Section 3.23   Insurance.......................................................... 16
Section 3.25   Opinion of Financial Advisor....................................... 16
Section 3.26   Tax Treatment...................................................... 16
Section 3.27   Takeover Statutes.................................................. 16

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                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF ACQUIRER

Section 4.1    Organization and Qualification..................................... 16
Section 4.2    Capitalization..................................................... 17
Section 4.3    Authority.......................................................... 18
Section 4.4    Governmental Authorization......................................... 18
Section 4.5    Non-Contravention.................................................. 18
Section 4.6    Subsidiaries....................................................... 18
Section 4.7    SEC Filings........................................................ 19
Section 4.8    Financial Statements. ............................................. 19
Section 4.9    Disclosure Documents............................................... 20
Section 4.11   No Undisclosed Material Liabilities................................ 21
Section 4.12   Litigation......................................................... 21
Section 4.13   Taxes.............................................................. 21
Section 4.14   Employee Benefit Plans............................................. 21
Section 4.15   Compliance with Laws............................................... 23
Section 4.16   Finders' or Advisors' Fees......................................... 23
Section 4.17   Environmental Matters.............................................. 23
Section 4.18   Labor Matters...................................................... 23
Section 4.19   Title to Property.................................................. 23
Section 4.20   Leaseholds......................................................... 23
Section 4.21   Management Payments................................................ 24
Section 4.22   Intellectual Property.............................................. 24
Section 4.23   Insurance.......................................................... 24
Section 4.25   Opinion of Financial Advisor....................................... 25
Section 4.26   Tax Treatment...................................................... 25

                                    ARTICLE V
                            COVENANTS OF THE COMPANY

Section 5.1    Conduct of Business of the Company................................. 25
Section 5.2    No Solicitation.................................................... 26

                                   ARTICLE VI
                              COVENANTS OF ACQUIRER

Section 6.1    Conduct of Business of Acquirer.................................... 27
Section 6.2    No Solicitation.................................................... 28
Section 6.3    Indemnification.................................................... 29
Section 6.4    NNM Listings....................................................... 30
Section 7.1    Access to Information.............................................. 30
Section 7.2    Registration Statement and Proxy Statement......................... 30
Section 7.3    Stockholders' Meetings............................................. 31
Section 7.4    Reasonable Efforts; Other Actions.................................. 31
Section 7.5    Public Announcements............................................... 31
Section 7.6    Notification of Certain Matters.................................... 31
Section 7.7    Expenses........................................................... 32
Section 7.8    Affiliates......................................................... 32
Section 7.9    Certain Benefit Plans.............................................. 32
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                                       ii

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Section 7.10   Formation of Merger Subsidiary..................................... 32

                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

Section 8.1    Conditions to the Obligations of Each Party........................ 33
Section 8.2    Conditions to the Obligations of Acquirer and Merger
               Subsidiary......................................................... 33
Section 8.3    Conditions to the Obligations of the Company....................... 34

                                   ARTICLE IX
                                   TERMINATION
Section 9.1    Termination........................................................ 35
Section 9.2    Termination by Acquirer............................................ 35
Section 9.3    Termination by the Company......................................... 36
Section 9.4    Procedure for Termination.......................................... 36
Section 9.5    Effect of Termination.............................................. 37

                                    ARTICLE X
                                  MISCELLANEOUS
Section 10.1   Notices............................................................ 38
Section 10.2   Non-Survival of Representations and Warranties..................... 39
Section 10.3   Amendments; No Waivers............................................. 39
Section 10.4   Successors and Assigns............................................. 39
Section 10.5   Governing Law...................................................... 39
Section 10.6   Jurisdiction....................................................... 39
Section 10.7   Waiver of Jury Trial............................................... 40
Section 10.8   Counterparts; Effectiveness........................................ 40
Section 10.9   Entire Agreement................................................... 40
Section 10.10  Captions........................................................... 40
Section 10.11  Severability....................................................... 40

  SCHEDULES

Schedule 1.4    Company Stock Option Plans
Schedule 8.1(d) Required Third Party Consents

  EXHIBITS

Exhibit 7.8     Form of Affiliate Agreement

                          AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER, dated as of June 21, 1999, (the "AGREEMENT"), by and between DIAMOND MULTIMEDIA SYSTEMS, INC., a Delaware corporation (the "COMPANY") and S3 INCORPORATED, a Delaware corporation ("ACQUIRER").

                                    RECITALS

      WHEREAS, Acquirer will cause a wholly owned Delaware corporation to be formed as soon as practicable following the date hereof ("MERGER SUBSIDIARY");

      WHEREAS, the respective Boards of Directors of Acquirer and the Company have approved this Agreement, and deem it advisable and in the best interests of each corporation and its respective stockholders to consummate the merger of Merger Subsidiary with and into the Company upon the terms and subject to the conditions of this Agreement;

      WHEREAS, pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of the Company shall be converted into the right to receive shares of voting common stock of Acquirer, and all outstanding options to purchase shares of common stock of the Company shall be assumed by Acquirer;

      WHEREAS, it is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE") and be accounted for as a purchase transaction; and

      WHEREAS, each of the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby:

      NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

                                    ARTICLE I
                                   THE MERGER

      Section 1.1 The Merger. (a) In accordance with the provisions of this Agreement and the General Corporation Law of the State of Delaware (the "DELAWARE LAW"), at the Effective Time, Merger Subsidiary shall be merged (the "MERGER") with and into the Company, whereupon the separate existence of Merger Subsidiary shall cease and the Company shall be the surviving corporation (hereinafter sometimes called the "SURVIVING CORPORATION") in the Merger and a wholly owned subsidiary of Acquirer.

      (b) As soon as practicable after but no later than two business days following satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary shall file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger (the "EFFECTIVE TIME").

      (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, property, powers and franchises and be subject to all of the restrictions, disabilities, debts and duties of the Company and Merger Subsidiary, all as provided under the Delaware Law.

      (d) Unless this Agreement is earlier terminated pursuant to Section 9, the closing of the Merger (the "CLOSING") shall take place at the offices of Pillsbury Madison & Sutro LLP, 2550 Hanover Street, Palo Alto, California as soon as practicable, but in any event within two business days after the day on which the last to be fulfilled or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) shall be fulfilled or waived in accordance with this Agreement or at such other time, place and date as is mutually agreed to in writing by the parties hereto. The date of the Closing is referred to in this Agreement as the "CLOSING DATE."

      Section 1.2 Conversion of Shares. (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

      (i) Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Subsidiary shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with this Section 1.2(a)(i).

      (ii) Each share of common stock, par value $.001 per share, of the Company (a "COMPANY SHARE") held by the Company as treasury stock or owned by Acquirer or any subsidiary of Acquirer, shall be cancelled, and no payment shall be made with respect thereto.

      (iii) Each Company Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 1.2(a)(ii), by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 0.52 shares (the "EXCHANGE RATIO") of validly issued, fully paid and nonassessable common stock, par value $.0001 per share, of Acquirer ("ACQUIRER COMMON STOCK").

      (b) From and after the Effective Time, all Company Shares converted in accordance with Section 1.2(a)(iii) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Company Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration (as defined below), as applicable, and any dividends payable pursuant to Section 1.3(f).

      (c) The Acquirer Common Stock to be received as consideration pursuant to the Merger by each holder of Company Shares (together with cash in lieu of fractional shares of Acquirer Common Stock as specified below) is referred to herein as the "MERGER CONSIDERATION."

      (d) For purposes of this Agreement, the word "SUBSIDIARY" when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which (i) more than fifty percent (50%) of the securities or other ownership interests or (ii) securities or other interests having by their terms ordinary voting power to elect more than fifty percent (50%) of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries. For purposes of this Agreement, "PERSON" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

      Section 1.3 Surrender and Payment. (a) Prior to the Effective Time, Acquirer shall appoint an agent reasonably acceptable to the Company (the "EXCHANGE AGENT") for the purpose of exchanging certificates representing Company Shares (the "CERTIFICATES") for the Merger Consideration. Acquirer will make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Company Shares. Promptly after the Effective Time, Acquirer will send, or will cause the Exchange Agent to send, to each holder of record at the Effective Time of Company Shares a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) in such form as the Company and Acquirer may reasonably agree, for use in effecting delivery of Company Shares to the Exchange Agent.

      (b) Each holder of Company Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, will be entitled to receive the Merger Consideration in respect of the Company Shares represented by such Certificate. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

      (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

      (d) After the Effective Time, there shall be no further registration of transfers of Company Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article I.

      (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.3(a) that remains unclaimed by the holders of Company Shares one year after the Effective Time shall be returned to Acquirer, upon demand, and any such holder who has not exchanged such holder's Company Shares for the Merger Consideration in accordance with this Section 1.3 prior to that time shall thereafter look only to Acquirer for payment of the Merger Consideration in respect of such holder's Company Shares. Notwithstanding the foregoing, Acquirer shall not be liable to any holder of Company Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

      (f) No dividends or other distributions with respect to Acquirer Common Stock issued in the Merger shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section
1.3. Subject to the effect of applicable laws, following such surrender, there shall be paid, without interest, to the record holder of the Acquirer Common Stock issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such Acquirer Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Acquirer Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of Acquirer Common Stock, all Acquirer Common Stock to be issued pursuant to the Merger (but not options therefor issued pursuant to Section 1.4 unless actually exercised at the Effective Time) shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

      Section 1.4 Stock Options. (a) At the Effective Time, each outstanding option to purchase Company Shares (a "COMPANY STOCK OPTION") granted under the Company's plans identified in the Schedule 1.4 as being the only compensation or benefit plans or agreements pursuant to which Company Shares may be issued (collectively, the "COMPANY STOCK OPTION PLANS"), whether vested or not vested, shall be deemed assumed by Acquirer and shall thereafter be deemed to constitute an option to acquire, on the same terms and conditions (including any provisions for acceleration) as were applicable under such Company Stock Option prior to the Effective Time (in accordance with the past practice of the Company with respect to interpretation and application of such terms and conditions), the number (rounded down to the nearest whole number) of shares of Acquirer Common Stock determined by multiplying (x) the number of Company Shares subject to such Company Stock Option immediately prior to the Effective Time by (y) the Exchange Ratio, at a price per share of Acquirer Common Stock (rounded up to the nearest whole cent) equal to (A) the exercise price per Company Share otherwise purchasable pursuant to such Company Stock Option divided by (B) the Exchange Ratio. The parties intend that the conversion of the Company Stock Options hereunder will meet the requirements of Section 424(a) of the Code and this
Section 1.4(a) shall be interpreted consistent with such intention. Subject to the terms of the Company Stock Options and the documents governing such Company Stock Options, the Merger will not terminate or accelerate any Company Stock Option or any right of exercise, vesting or repurchase relating thereto with respect to Acquirer Common Stock acquired upon exercise of such assumed Company Stock Option. Holders of Company Stock Options will not be entitled to acquire Company Shares after the Merger. In addition, prior to the Effective Time, the Company will make any amendments to the terms of such stock option or compensation plans or arrangements that are necessary to give effect to the transactions contemplated by this Section 1.4. Promptly following the Effective Time, Acquirer will issue to each holder of an outstanding Company Stock Option a document evidencing the foregoing assumption of such Company Stock Option by Acquirer.

      (b) Acquirer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Acquirer Common Stock for delivery pursuant to the terms set forth in this Section 1.4.

      (c) At the Effective Time, each outstanding purchase right with respect to all open offering periods under the Company's Employee Stock Purchase Plan (each an "ASSUMED PURCHASE RIGHT") shall be assumed by Parent. Each Assumed Purchase Right shall continue to have, and be subject to, the terms and conditions set forth in the Company's Employee Stock Purchase Plan and the documents governing the Assumed Purchase Right, except that the purchase price of such shares of Acquirer Common Stock for each respective purchase date under each Assumed Purchase Right shall be the lower of (i) the quotient determined by dividing eighty-five percent (85%) of the fair market value of the Company Common Stock on the offering date of each assumed offering period by the Exchange Ratio or
(ii) eighty-five percent (85%) of the fair market value of the Acquirer Common Stock on each purchase date of each assumed offering period occurring after the Effective Time (with the number of shares rounded down to the nearest whole share and the purchase price rounded up to the nearest whole cent). The Assumed Purchase Rights shall be exercised at such times following the Effective Time as set forth in the Company's Employee Stock Purchase Plan, and each participant shall, accordingly, be issued shares of Acquirer Common Stock at such times. The Company's Employee Stock Purchase Plan shall terminate with the exercise of the last Assumed Purchase Right, and no additional purchase rights shall be granted under the Company's Employee Stock Purchase Plan following the Effective Time. Acquirer agrees that from and after the Effective Time, employees of the Company may participate in Acquirer's employee stock purchase plan, subject to the terms and conditions of such plan.

      (d) At the Effective Time, each award or account (including restricted stock, stock equivalents and stock units, but excluding Company Stock Options and Assumed Purchase Rights) outstanding as of the date hereof ("COMPANY AWARD") that has been established, made or granted under any employee incentive or benefit plans, programs or arrangements and non-employee director plans maintained by the Company on or prior to the date hereof which provide for grants of equity-based awards or equity-based accounts shall be amended or converted into a similar instrument of Acquirer, in each case with such adjustments to the terms and conditions of such Company Awards as are appropriate to preserve the value inherent in such Company Awards with no detrimental effects on the holders thereof. The other terms and conditions of each Company Award, and the plans or agreements under which they were issued, shall continue to apply in accordance with their terms and conditions, including any provisions for acceleration (as such terms and conditions have been interpreted and applied by the Company in accordance with its past practice).

      (e) At the Effective Time, Acquirer shall file with the Securities and Exchange Commission (the "SEC") a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act of 1933, as amended (the "1933 ACT"), with respect to the Acquirer Common Stock subject to options and other equity-based awards issued pursuant to this Section 1.4, and shall use all commercially reasonable efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or "blue sky" laws, for so long as such options or other equity-based awards remain outstanding.

      Section 1.5 Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Acquirer or the Company (other than as contemplated in Section 3.2 or Section 4.2 or permitted under this Agreement) shall occur, including, without limitation, by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted.

      Section 1.6 Fractional Shares. (a) No fractional shares of Acquirer Common Stock shall be issued in the Merger. All fractional shares of Acquirer Common Stock that a holder of Company Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive from the Exchange Agent, in lieu thereof, an amount in cash determined by multiplying the closing price of one share of Acquirer Common Stock on the Nasdaq National Market ("NNM") on the Closing Date by the fraction of a share of Acquirer Common Stock to which such holder would otherwise have been entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting problems that would otherwise be caused by the issuance of fractional shares. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Acquirer, and Acquirer shall deposit or cause to be deposited with the Exchange Agent such amount and shall cause the Exchange Agent to make available such amounts to such holders of fractional interests without interest.

      Section 1.7 Withholding Rights. Each of the Surviving Corporation and Acquirer shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Article I such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Acquirer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Acquirer, as the case may be.

      Section 1.8 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond, in such reasonable amount as the Exchange Agent may direct, as indemnity against any claim that may be made against it, the Surviving Corporation or the Exchange Agent with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Company Shares represented by such Certificate as contemplated by this
Article I.


                                   ARTICLE II
                           CERTAIN GOVERNANCE MATTERS

      Section 2.1 Acquirer Board of Directors. At the Effective Time, Acquirer shall cause the Board of Directors of Acquirer to consist of either five or seven directors (with the total number of directors to be established by Acquirer), a majority of one of whom shall be directors of Acquirer prior to the Effective Time and the remainder of whom shall be directors designated by the Company after consultation with the Acquirer (the "COMPANY BOARD DESIGNEES").

      Section 2.2 Acquirer Officers. The officers of the Acquirer after the Effective Time shall be determined by the Board of Directors of the Acquirer immediately after the Effective Time, following consultation between the respective Chief Executive Officers of Acquirer and the Company, except that Mr. Kenneth F. Potashner shall be the Chairman and Chief Executive Officer of Acquirer and Mr. William J. Schroeder shall be offered the position of President and Chief Operating Officer of Acquirer, to hold office from and after the Effective Time (assuming such individuals desire to continue in such positions as of such date) until their respective successors are duly appointed and qualify in the manner provided in the By-Laws of the Acquirer or as otherwise provided by law or their earlier resignation or removal.

      Section 2.3 Certificate of Incorporation of the Surviving Corporation. The certificate of incorporation of Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

      Section 2.4 By-Laws of the Surviving Corporation. Subject to Section 6.3, the by-laws of Merger Subsidiary in effect at the Effective Time shall be the by-laws of the Surviving Corporation until amended in accordance with applicable law.

      Section 2.5 Directors and Officers of the Surviving Corporation. Subject to Section 6.3, from and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as disclosed in a letter delivered by the Company to Acquirer immediately prior to the execution of this Agreement and signed by a duly authorized officer of the Company (the "COMPANY DISCLOSURE LETTER"), the Company represents and warrants to Acquirer as follows:

      Section 3.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its respective properties and to carry on its business as now being conducted.

      The Company is qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the nature of its business requires such qualification, except where the failure to be so qualified or in good standing which, taken together with all other such failures, would not have a Material Adverse Effect on the Company. For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" means, when used in connection with the Company or Acquirer, as the case may be, any change, violation, inaccuracy, circumstance or effect that is materially adverse to the business, properties, assets (including intangible assets), liabilities, capitalization or financial condition of either party and its Subsidiaries, taken as a whole, as the case may be; provided, however, that the following shall not be taken into account in determining whether there has been or could or would be a "Material Adverse Effect" on or with respect to a party: (i) any occurrences relating to the economy of the United States in general or the economies in which such entity operates or the multimedia and connectivity products for personal computer industry in general and not specifically relating to such party, (ii) the delay or cancellation of orders for such party's products from customers or distributors (or other resellers) directly attributable to the announcement of this Agreement or the pendency of the Merger, (iii) the lack of or delay in availability of components or raw materials from such party's suppliers directly attributable to the announcement of this Agreement or the pendency of the Merger, (iv) any litigation brought or threatened against a party or any officer or member of the Board of Directors of such party in respect of this Agreement or the Merger (including any stockholder class action litigation arising from allegations or a breach of fiduciary duty relating to this Agreement), (v) the loss of employees as a result of reductions in force that are mutually agreed upon by the Company and Acquirer, (vi) the loss of employees with titles of director or officer in an amount not in excess of fifteen percent (15%) of the number of such employees as of the date of this Agreement or the loss of employees with titles other than director or officer in an amount not in excess of fifteen percent (15%) of the number of such employees as of the date of this Agreement (excluding in each case employees lost pursuant to reductions in force described in clause (v) and in the case of employees with titles of director or officer losses resulting solely from a failure by Acquirer to offer commercially reasonable retention incentives to such employees prior to the Closing), and (vii) changes in trading prices for such party's securities.

      The Company has made available to Acquirer true and complete copies of the Company's certificate of incorporation and by-laws, as amended to the date hereof.

      Section 3.2 Capitalization. The authorized capital stock of the Company consists of 75,000,000 Company Shares and 8,000,000 shares of Preferred Stock, par value $.001 per share, all of which shares of Preferred Stock have not been designated. As of May 31, 1999, (i) 35,573,024 Company Shares were issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding,
(iii) no Company Shares were held in the treasury of the Company or any of its Subsidiaries, and (iv) 9,891,497 Company Shares are reserved for issuance pursuant to the Company Option Plans, of which stock options to purchase 8,650,905 Company Shares have been granted (of which options to purchase an aggregate of 1,954,324 shares were exercisable). As of May 31, 1999, 1,050,000 Company Shares were reserved under the Company's Employee Stock Purchase Plan, of which 649,422 have been granted. All the outstanding shares of the Company's capital stock are, and all Company Shares that may be issued pursuant to the exercise of outstanding employee stock options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except as disclosed in the Company Disclosure Letter and except for changes since the close of business on May 31, 1999 resulting from the exercise of employee stock options outstanding on such date or options granted as permitted by Section 5.1, there are outstanding (x) no shares of capital stock or other voting securities of the Company, (y) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (z) no options, warrants or other rights to acquire from the Company, and no preemptive or similar rights, subscription or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of the Company, obligating the Company to issue, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or obligating the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in clauses (x), (y) and (z) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company or any agreements, arrangements, or other understandings to which the Company or any of its Subsidiaries is a party or by which it is bound that will limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by, the stockholders of the Company with respect to the Merger.

      Section 3.3 Authority. The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the requisite approval of its stockholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Company's Board of Directors, and other than the requisite approval by its stockholders, no other corporate proceedings are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a legal, valid and binding agreement of the other parties hereto, it constitutes a legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

      Section 3.4 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company require no consent of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with Delaware Law, (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT"), (c) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "EXCHANGE ACT"), (d) compliance with any applicable requirements of the 1933 Act and state securities laws, and (e) other actions or filings which if not taken or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

      Section 3.5 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) assuming compliance with the matters referred to in Section 3.3, contravene or conflict with the certificate of incorporation or by-laws of the Company, (b) assuming compliance with the matters referred to in Section 3.4, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any of its Subsidiaries, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by the Company or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause
(b) or defaults, rights of termination, cancellation or acceleration, or losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement, "LIEN" means, with respect to any asset of the Company or Acquirer, as the case may be, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset other than any such mortgage, lien, pledge, charge, security interest or encumbrance (i) for Taxes (as defined in Section 3.13) not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Company Balance Sheet or the Acquirer Balance Sheet (as such terms are defined in Sections 3.8 and 4.8, respectively), as the case may be) or (ii) which is a carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like lien arising in the ordinary course of business. Except as disclosed in the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company is a party to any agreement that expressly limits the ability of the Company or any Subsidiary of the Company, or would limit Acquirer or any Subsidiary of Acquirer after the Effective Time, to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time except to the extent that any such limitation, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Acquirer after the Effective Time.

      Section 3.6 Subsidiaries. Each of the Company's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company. Exhibit 21 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "1998 10-K"), as filed with SEC, lists the only Subsidiaries of the Company at December 31, 1998, and all Subsidiaries of the Company thereafter formed or acquired are listed in the Company Disclosure Letter. All of the outstanding shares of capital stock of the Subsidiaries are validly issued, fully paid and nonassessable and, other than directors' qualifying shares in the case of foreign Subsidiaries, are owned by the Company or by a wholly owned Subsidiary of the Company free and clear of all material liens, claims, charges or encumbrances, and there are no irrevocable proxies with respect to such shares. Except as set forth in the Company Disclosure Letter and except for the capital stock of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, limited liability company or other entity which is material to the business of the Company and its Subsidiaries, taken as a whole. There are no material restrictions on the Company to vote the stock of any of its Subsidiaries.

      Section 3.7 SEC Filings. (a) The Company has made available to Acquirer
(i) its annual reports on Form 10-K for its fiscal years ended December 31, 1996, 1997 and 1998, (ii) its quarterly reports on Form 10-Q for its quarter ended March 31, 1999, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 1998, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 1998 (the documents referred to in this Section 3.7(a) being referred to collectively as the "COMPANY SEC DOCUMENTS"). The Company's quarterly report on Form 10-Q for its fiscal quarter ended March 31, 1998 is referred to herein as the "COMPANY 10-Q."

      (b) As of its filing date, each Company SEC Document complied as to form in all material respects with the applicable requirements of the Exchange Act and the 1933 Act.

      (c) As of its filing date, each Company SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

      (d) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

      Section 3.8 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including any related notes and schedules) included in its annual reports on Form 10-K and the quarterly report on Form 10-Q referred to in
Section 3.7 fairly present in all material respects, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements). For purposes of this Agreement, "COMPANY BALANCE SHEET" means the consolidated balance sheet of the Company as of March 31, 1999 set forth in the Company 10-Q and "COMPANY BALANCE SHEET DATE" means March 31, 1999.

      Section 3.9 Disclosure Documents. (a) The joint proxy statement of the Company and Acquirer relating to the meetings of stockholders of the Company and Acquirer contemplated by Section 7.3 and prospectus of Acquirer relating to the shares of Acquirer Common Stock to be issued in connection with the Merger (the "JOINT PROXY STATEMENT/PROSPECTUS") to be filed with the SEC in connection with the Merger and the registration statement on Form S-4 of Acquirer (the "FORM S-4") to be filed under the 1933 Act relating to the issuance of Acquirer Common Stock in the Merger, and any amendments or supplements thereto, will, when filed, subject to the last sentence of Section 3.9(b), comply as to form in all material respects with the requirements of the Exchange Act and the 1933 Act.

      (b) Neither the Joint Proxy Statement/Prospectus to be filed with the SEC, nor any amendment or supplement thereto, will, at the date the Joint Proxy Statement/Prospectus or any such amendment or supplement is first mailed to stockholders of Company or at the time such stockholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither the Form S-4 nor any amendment or supplement thereto will at the time it becomes effective under the 1933 Act or at the Effective Time contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. No representation or warranty is made by the Company in this Section 3.9 with respect to statements made or incorporated by reference therein based on information supplied by Acquirer for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or the Form S-4.

      Section 3.10 Absence of Certain Changes. Except as set forth in the Company Disclosure Letter, since the Company Balance Sheet Date, the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

      (a) any event, occurrence or development of a state of circumstances or facts which has had or reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

      (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries, except for the repurchase of shares of employees at cost upon termination of employment with the Company;

      (c) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

      (d) any transaction or commitment made, or any contract, agreement or settlement entered into, by (or judgment, order or decree affecting) the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and its Subsidiaries taken as a whole, other than transactions, commitments, contracts, agreements or settlements (including without limitation settlements of litigation and tax proceedings) in the ordinary course of business consistent with past practice, those contemplated by this Agreement, or as agreed to in writing by Acquirer;

      (e) any change in any method of accounting or accounting practice (other than any change for tax purposes) by the Company or any of its Subsidiaries, except for any such change which is not significant or which is required by reason of a concurrent change in GAAP; or

      (f) any (i) grant of any severance or termination pay to (or amendment to any such existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in (or amendments to the terms of) compensation, bonus or other benefits payable to directors, officers or employees of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice, as permitted by this Agreement, or as agreed to in writing by Acquirer.

      Section 3.11 No Undisclosed Material Liabilities. There are no liabilities of the Company or any Subsidiary of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

      (a) liabilities disclosed or provided for in the Company Balance Sheet or in the notes thereto;

      (b) liabilities which in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company;

      (c) liabilities disclosed in the Company SEC Documents filed prior to the date hereof or set forth in the Company Disclosure Letter; and

      (d) liabilities under this Agreement.

      Section 3.12 Litigation. Except as disclosed in the Company SEC Documents filed prior to the date hereof, there is no action, suit, investigation or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any of its Subsidiaries or any of their respective properties before any court or arbitrator or any governmental body, agency or official which would reasonably be expected to have a Material Adverse Effect on the Company.

      Section 3.13 Taxes. Except as set forth in the Company Balance Sheet (including the notes thereto) or as otherwise set forth in the Company Disclosure Letter and except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (i) all Company Tax Returns required to be filed with any taxing authority by, or with respect to, the Company and its Subsidiaries have been filed in accordance with all applicable laws; (ii) the Company and its Subsidiaries have timely paid all Taxes shown as due and payable on the Company Tax Returns that have been so filed, and, as of the time of filing, the Company Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of the Company and its Subsidiaries (other than Taxes which are being contested in good faith and for which adequate reserves are reflected on the Company Balance Sheet); (iii) the Company and its Subsidiaries have made provision for all Taxes payable by the Company and its Subsidiaries for which no Company Tax Return has yet been filed; (iv) the charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the Company Balance Sheet are adequate under GAAP to cover the Tax liabilities accruing through the date thereof; (v) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of an adverse determination; and (vi) to the best of the Company's knowledge and belief, neither the Company nor any of its Subsidiaries is liable for any Tax imposed on any entity other than such Person, except as the result of the application of Treas. Reg. Section 1.1502-6 (and any comparable provision of the tax laws of any state, local or foreign jurisdiction) to the affiliated group of which the Company is the common parent. For purposes of this Agreement, "TAXES" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, social security (or similar), unemployment, occupation, use, service, service use, license, net worth, payroll, franchise, severance, transfer, recording, employment, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, profits, disability, sales, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments or charges imposed by any federal, state, local or foreign governmental entity and any interest, penalties, or additions to tax attributable thereto. For purposes of this Agreement, "TAX RETURNS" shall mean any return, report, form or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

      Section 3.14 Employee Benefit Plans. (a) Prior to the date hereof, the Company has provided Acquirer with a list (set forth in the Company Disclosure Letter) identifying each material "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), each material employment, severance or similar contract, plan, arrangement or policy applicable to any director, former director, employee or former employee of the Company and each material plan or arrangement (written or oral), providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company and covers any employee or director or former employee or director of the Company, or under which the Company has any liability. Such material plans (excluding any such plan that is a "multiemployer plan," as defined in Section 3(37) of ERISA) are referred to collectively herein as the "COMPANY EMPLOYEE PLANS."

      (b) Except as set forth in the Company Disclosure Letter, each Company Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (including but not limited to ERISA and the Code) which are applicable to such Plan, except where failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

      (c) Neither the Company nor any affiliate of the Company has incurred a liability under Title IV of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any affiliate of the Company of incurring any such liability other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

      (d) All Company Employee Plans that are intended to be qualified under
Section 401(a) of the Code have been the subject of determination, opinion, notification or advisory letters from the Internal Revenue Service ("IRS") which the Company has made available to Acquirer. Each such letter has the effect of stating that each such Company Employee Plan is qualified and is exempt from Federal income taxes under Section 501(a) of the Code. The remedial amendment period with respect to each such Company Employee Plan has not expired for any amendment to any such Company Employee Plan that was made on or after the date of the application for the determination, opinion, notification or advisory letter. No such determination, opinion, notification or advisory letter has been revoked, nor has any event occurred since the date of the most recent such letter that would adversely affect its qualification, other than as set forth in the Company Disclosure Letter.

      (e) Except as set forth in the Company Disclosure Letter, no director or officer or other employee of the Company or any of its Subsidiaries will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit (including any acceleration of vesting or lapse of repurchase rights or obligations with respect to any employee stock option or other benefit under any stock option plan or compensation plan or arrangement of the Company) solely as a result of the transactions contemplated hereby.

      (f) Except as set forth in the Company Disclosure Letter, no Company Employee Plan provides post-retirement health and medical, life or other insurance benefits for retired employees of the Company or any of its Subsidiaries (other than benefit coverage mandated by applicable statute, including benefits provided pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as codified in Code section 4980B and ERISA sections 601 et seq., as amended from time to time ("COBRA")).

      (g) Except as set forth in the Company Disclosure Letter, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its affiliates relating to, or change in employee participation or coverage under, any Company Employee Plan which would increase materially the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the 12 months ended on the Company Balance Sheet Date.

      Section 3.15 Compliance with Laws. Neither the Company nor any of its Subsidiaries is in violation of, or has since January 1, 1999 violated, any applicable provisions of any laws, statutes, ordinances or regulations except for any violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

      Section 3.16 Finders' or Advisors' Fees. Except for Lazard Freres & Co. and Wasserstein Perella & Co., Inc., there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

      Section 3.17 Environmental Matters. (a) Except with such exceptions as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company, (i) no notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company or any of its Subsidiaries, threatened by any Person against, the Company or any of its Subsidiaries, and no penalty has been assessed against the Company or any of its Subsidiaries, in each case, with respect to any matters relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws; and (iii) there are no liabilities of or relating to the Company or any of its Subsidiaries relating to or arising out of any Environmental Law of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability.

      (b) For purposes of this Section 3.17 and Section 4.17, the term "ENVIRONMENTAL LAWS" means any federal, state, local and foreign statutes, laws (including, without limitation, common law), judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits, governmental agreements or governmental restrictions relating to human health and safety, the environment or to pollutants, contaminants, wastes, or chemicals.

      Section 3.18 Labor Matters. There are no controversies pending or, to the best knowledge of each of the Company and its respective Subsidiaries, threatened, between the Company or any of its Subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on the Company. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries nor does the Company or its Subsidiaries know of any activities or proceedings of any labor union to organize any such employees (i) as of the date of this Agreement and (ii) which, as of the Closing Date, have or could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of the Company or any of its Subsidiaries (x) as of the date of this Agreement and (y) which, as of the Closing Date, have or could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries.

      Section 3.19 Title to Property. The Company and each of its Subsidiaries has good and marketable title to all of its material properties and assets, free and clear of all Liens, except for liens for taxes not yet due and payable and such liens or other imperfections of title and use restrictions, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

      Section 3.20 Leaseholds. Neither the Company nor any of its Subsidiaries has given or received notice of any material default under any material lease under which the Company or any of its Subsidiaries is the lessee of real property (each a "COMPANY LEASE" and collectively the "COMPANY LEASES") and, to the knowledge of the Company, neither the Company nor any of its Subsidiaries nor any other party thereto is in default in any material respect under any of the Company Leases. All of the Company Leases are in full force and effect, and are valid, binding and enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' or lessors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has leased, subleased, licensed or assigned, as the case may be, all or any portion of its leasehold interest under any Company Lease to any person.

      Section 3.21 Management Payments. Other than as set forth in the Company Disclosure Letter, no employee or former employee of the Company will be entitled to additional compensation or to the early vesting or acceleration of payment of any compensation that arises out of or are related to the consummation of the Merger and the transactions contemplated thereby.

      Section 3.22 Intellectual Property. The Company or its Subsidiaries owns each of the patents and patent applications referred to in the Company SEC Documents and, except as set forth in the Company SEC Documents, (i) to the knowledge of the Company, each of the Company and its Subsidiaries owns or possesses, or could obtain ownership or possession of (on terms not materially adverse to the consolidated financial position, stockholders' equity, or results of operations of the Company and its Subsidiaries taken as a whole) adequate and enforceable rights to use all other Intellectual Property (as defined below) necessary for the conduct of their businesses, (ii) no claims are pending or, to the knowledge of the Company, threatened that the Company or any Subsidiary is infringing on or otherwise violating the rights of any Person with regard to any Intellectual Property that, if the subject of an unfavorable decision, ruling or finding, could reasonably be expected to (or, with respect to any pending patent litigation, the Company does not believe will) have a Material Adverse Effect and the Company knows of no basis therefor, and (iii) to the knowledge of the Company, no person is infringing on or otherwise violating any right of the Company or any Subsidiary with respect to any Intellectual Property owned by or licensed to the Company or any Subsidiary. Except as set forth in the Company SEC Documents, the Company has received no notice of potential indemnity claims from customers based upon a notice of infringement any such customer has received from a patent owner relating to an assertion of infringement of a patent other than potential indemnity claims that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. The Company's policy is to require that its employees execute agreements assigning to the Company all rights such employees otherwise would have in Intellectual Property developed by such employees while in the employ of the Company.

      For purposes of this Agreement, "INTELLECTUAL PROPERTY" shall mean, with respect a Person, patents, copyrights, trademarks (registered and unregistered), service marks, brand names, trade names, and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, technology, know-how, software, and tangible or intangible proprietary information or materials and any other trade secrets related thereto.

      Section 3.23 Insurance. The insurance carried by the Company and its Subsidiaries is in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Company and its Subsidiaries. Except as would not have a Material Adverse Effect on the Company, all such insurance is in full force and effect and none of the Company nor any of its Subsidiaries is in default thereunder. Except as would not have a Material Adverse Effect on the Company, all claims thereunder have been filed in a due and timely fashion. Except as would not have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has been notified in writing of a refusal of any material insurance coverage relating to products liability (including renewals of any such products liability coverage) by any insurance carrier to which it has applied for insurance during the past three years.

      Section 3.24 Year 2000 Compliance. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, all of the Company's Information Technology (as defined below) effectively addresses the Year 2000 Issues, and will not cause an interruption in the ongoing operations of the Company's business on or after January 1, 2000. For purposes of this Agreement, the term "INFORMATION TECHNOLOGY" shall mean and include all software, hardware, firmware, telecommunications systems, network systems, embedded systems and other systems, components and/or services that are owned or used by the Company in the conduct of its business, and the term "YEAR 2000 ISSUES" shall mean the question of whether product or software accurately processes and stores date/time data (including, but not limited to calculating, comparing, displaying, recording and sequencing operations involving date/time data) during, from and into and between the twentieth and twenty-first centuries, and the years 1999 and 2000, including correct processing of leap year data.

      Section 3.25 Opinion of Financial Advisor. The Company has received the opinion of Wasserstein Perella & Co., Inc. to the effect that, as of the date of such opinion, the Exchange Ratio is fair from a financial point of view to the holders of Company Shares (other than Acquirer or any of its Subsidiaries or affiliates), and, as of the date hereof, such opinion has not been withdrawn.

      Section 3.26 Tax Treatment. Neither the Company nor, to the Company's knowledge, any of its affiliates has taken or agreed to take any action or is aware of any fact or circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code (a "368 REORGANIZATION").

      Section 3.27 Takeover Statutes. The Board of Directors of the Company has taken the necessary action to make inapplicable Section 203 of the Delaware Law and any other applicable antitakeover or similar statute or regulation to this Agreement and the transactions contemplated hereby.


                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF ACQUIRER

      Except as disclosed in a letter delivered by Acquirer to the Company immediately prior to the execution of this Agreement and signed by a duly authorized officer of Acquirer (the "ACQUIRER DISCLOSURE LETTER"), Acquirer represents and warrants to the Company as follows (provided, that the following representations and warranties relating to Merger Subsidiary shall instead be made as of such time as Merger Subsidiary becomes a party hereto):

      Section 4.1 Organization and Qualification. Each of Acquirer and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its respective properties and to carry on its business as now being conducted.

      Each of Acquirer and Merger Subsidiary is qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the nature of its business requires such qualification, except where the failure to be so qualified or in good standing which, taken together with all other such failures, would not have a Material Adverse Effect on Acquirer.

      Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Acquirer has made available to the Company true and complete copies of Acquirer's and Merger Subsidiary's certificate of incorporation and by-laws, as amended to the date hereof.

      Section 4.2 Capitalization. The authorized capital stock of Acquirer consists of 120,000,000 shares of Acquirer Common Stock and 5,000,000 shares of preferred stock, par value $.0001 per share, of which there are designated 500,000 shares of Series A Participating Preferred Stock and the remaining shares of which have not been designated. As of May 31, 1999, (i) 52,752,810 shares of Acquirer Common Stock were issued and outstanding, (ii) no shares of Series A Participating Preferred Stock (all of which are reserved for issuance in accordance with the Rights Agreement (the "ACQUIRER RIGHTS AGREEMENT") dated as of May 14, 1997, between Acquirer and The First National Bank of Boston, as Rights Agent, pursuant to which Acquirer has issued Rights (the "ACQUIRER RIGHTS") to purchase Series A Participating Preferred Stock) were issued and outstanding, and (iii) no shares of Acquirer Common Stock were held in the treasury of Acquirer or any of its Subsidiaries. As of June 21, 1999, 30,734,468 shares of Acquirer Common Stock are reserved for issuance pursuant to Acquirer's plans identified in the Acquirer Disclosure Letter as being the only compensation or benefit plans or agreements pursuant to which shares of Acquirer Common Stock may be issued (collectively, the "ACQUIRER STOCK OPTION PLANS"), of which stock options to purchase 15,730,732 shares of Acquirer Common Stock have been granted and are outstanding (of which options to purchase an aggregate of 6,283,522 shares were exercisable). All the outstanding shares of Acquirer's capital stock are, and all shares of Acquirer Common Stock that may be issued pursuant to the exercise of outstanding employee stock options and convertible securities will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except as disclosed in the Acquirer Disclosure Letter and except for changes since the close of business on May 31, 1999, there are outstanding (x) no shares of capital stock or other voting securities of Acquirer, (y) no securities of Acquirer convertible into or exchangeable for shares of capital stock or voting securities of Acquirer, and (z) no options, warrants or other rights to acquire from Acquirer, and no preemptive or similar rights, subscription or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of Acquirer, obligating Acquirer to issue, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Acquirer or obligating Acquirer to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in clauses (x), (y) and (z) being referred to collectively as the "ACQUIRER SECURITIES"). Except as set forth in the Acquirer Disclosure Letter, there are no outstanding obligations of Acquirer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Acquirer Securities. There are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which Acquirer or any of its Subsidiaries is a party or by which it is bound relating to the voting of any shares of the capital stock of Acquirer or any agreements, arrangements, or other understandings to which Acquirer or any of its Subsidiaries is a party or by which it is bound that will limit in any way the solicitation of proxies by or on behalf of Acquirer from, or the casting of votes by, the stockholders of Acquirer with respect to the Merger.

      Section 4.3 Authority. Each of Acquirer and Merger Subsidiary has full corporate power and authority to execute and deliver this Agreement and, subject to the requisite approval of its stockholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the respective Boards of Directors of Acquirer and Merger Subsidiary, and except for any required approval by Acquirer's stockholders of (i) the Merger, (ii) the amendment of Acquirer's certificate of incorporation to increase the number of authorized shares of Acquirer Common Stock to 175,000,000, (iii) the issuance of Acquirer Common Stock in connection with the Merger, and (iv) the election of the Company Board Designees to Acquirer's Board of Directors (clauses (i), (ii), (iii) and (iv) being the "ACQUIRER STOCKHOLDER APPROVAL"), no other corporate proceedings are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Acquirer and Merger Subsidiary and, assuming this Agreement constitutes a legal, valid and binding agreement of the other parties hereto, it constitutes a legal, valid and binding agreement of Acquirer, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

      Section 4.4 Governmental Authorization. The execution, delivery and performance by Acquirer and Merger Subsidiary of this Agreement and the consummation of the Merger by Acquirer and Merger Subsidiary require no consent of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with Delaware Law,
(b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the Exchange Act, (d) compliance with any applicable requirements of the 1933 Act and state securities laws, and (e) other actions or filings which if not taken or made would not, individually or in the aggregate, have a Material Adverse Effect on Acquirer.

      Section 4.5 Non-Contravention. The execution, delivery and performance by Acquirer and Merger Subsidiary of this Agreement and the consummation by Acquirer and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with the certificate of incorporation or by-laws of Acquirer or Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 4.4, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Acquirer or any of its Subsidiaries, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Acquirer or any of its Subsidiaries or to a loss of any benefit to which Acquirer or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon Acquirer or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by Acquirer or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset of Acquirer or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or defaults, rights of termination, cancellation or acceleration, or losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, have a Material Adverse Effect on Acquirer. Except as disclosed in the Acquirer Disclosure Letter, neither Acquirer nor any Subsidiary of Acquirer is a party to any agreement that expressly limits the ability of Acquirer or any Subsidiary of Acquirer to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time except to the extent that any such limitation, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Acquirer after the Effective Time.

      Section 4.6 Subsidiaries. Each of Acquirer's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Acquirer. Exhibit 21 to Acquirer's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "ACQUIRER 10-K"), as filed with the SEC, lists the only Subsidiaries of Acquirer at December 31, 1998, and, except for Merger Subsidiary, all Subsidiaries of Acquirer thereafter formed or acquired are listed in the Acquirer Disclosure Letter. All of the outstanding shares of capital stock of the Subsidiaries are validly issued, fully paid and nonassessable and, other than directors' qualifying shares in the case of foreign Subsidiaries, are owned by Acquirer or by a wholly owned Subsidiary of Acquirer free and clear of all material liens, claims, charges or encumbrances, and there are no irrevocable proxies with respect to such shares. Except as set forth in the Acquirer Disclosure Letter and except for the capital stock of its Subsidiaries, Acquirer does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, limited liability company or other entity which is material to the business of Acquirer and its Subsidiaries, taken as a whole. There are no material restrictions on Acquirer to vote the stock of any of its Subsidiaries.

      Section 4.7 SEC Filings. (a) Acquirer has made available to the Company
(i) its annual reports on Form 10-K for its fiscal years ended December 31, 1996, 1997 and 1998, (ii) its quarterly reports on Form 10-Q for its quarter ended March 31, 1999, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Acquirer held since December 31, 1998, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 1998 (the documents referred to in this Section 4.7(a) being referred to collectively as the "ACQUIRER SEC DOCUMENTS"). Acquirer's quarterly report on Form 10-Q for its fiscal quarter ended March 31, 1998 is referred to herein as the "ACQUIRER 10-Q."

      (b) As of its filing date, each Acquirer SEC Document complied as to form in all material respects with the applicable requirements of the Exchange Act and the 1933 Act.

      (c) As of its filing date, each Acquirer SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

      (d) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

      Section 4.8 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Acquirer (including any related notes and schedules) included in its annual reports on Form 10-K and the quarterly report on Form 10-Q referred to in Section 4.7 fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Acquirer and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements). For purposes of this Agreement, "ACQUIRER BALANCE SHEET" means the consolidated balance sheet of Acquirer as of March 31, 1999 set forth in Acquirer 10-Q and "ACQUIRER BALANCE SHEET DATE" means March 31, 1999.

      Section 4.9 Disclosure Documents. (a) The Joint Proxy Statement/Prospectus to be filed with the SEC in connection with the Merger and the Form S-4 to be filed under the 1933 Act relating to the issuance of Acquirer Common Stock in the Merger, and any amendments or supplements thereto, will, when filed, subject to the last sentence of Section 4.9(b), comply as to form in all material respects with the requirements of the Exchange Act and the 1933 Act.

      (b) Neither the Joint Proxy Statement/Prospectus to be filed with the SEC, nor any amendment or supplement thereto, will, at the date the Joint Proxy Statement/Prospectus or any such amendment or supplement is first mailed to stockholders of Acquirer or at the time such stockholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither the Form S-4 nor any amendment or supplement thereto will at the time it becomes effective under the 1933 Act or at the Effective Time contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. No representation or warranty is made by Acquirer in this Section 4.9 with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or the Form S-4.

      Section 4.10 Absence of Certain Changes. Except as set forth in the Acquirer Disclosure Letter, since Acquirer Balance Sheet Date, Acquirer and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

      (a) any event, occurrence or development of a state of circumstances or facts which has had or reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquirer;

      (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Acquirer or any repurchase, redemption or other acquisition by Acquirer or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Acquirer or any of its Subsidiaries;

      (c) any amendment of any material term of any outstanding security of Acquirer or any of its Subsidiaries;

      (d) any transaction or commitment made, or any contract, agreement or settlement entered into, by (or judgment, order or decree affecting) Acquirer or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by Acquirer or any of its Subsidiaries of any contract or other right, in either case, material to Acquirer and its Subsidiaries taken as a whole, other than transactions, commitments, contracts, agreements or settlements (including without limitation settlements of litigation and tax proceedings) in the ordinary course of business consistent with past practice, those contemplated by this Agreement, or as agreed to in writing by the Company;

      (e) any change in any method of accounting or accounting practice (other than any change for tax purposes) by Acquirer or any of its Subsidiaries, except for any such change which is not significant or which is required by reason of a concurrent change in GAAP; or

      (f) any (i) grant of any severance or termination pay to (or amendment to any such existing arrangement with) any director, officer or employee of Acquirer or any of its Subsidiaries, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Acquirer or any of its Subsidiaries, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or
(iv) increase in (or amendments to the terms of) compensation, bonus or other benefits payable to directors, officers or employees of Acquirer or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice, as permitted by this Agreement, or as agreed to in writing by the Company.

      Section 4.11 No Undisclosed Material Liabilities. There are no liabilities of Acquirer or any Subsidiary of Acquirer of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

      (a) liabilities disclosed or provided for in Acquirer Balance Sheet or in the notes thereto;

      (b) liabilities which in the aggregate would not reasonably be expected to have a Material Adverse Effect on Acquirer;

      (c) liabilities disclosed in Acquirer SEC Documents filed prior to the date hereof or set forth in the Acquirer Disclosure Letter; and

      (d) liabilities under this Agreement.

      Section 4.12 Litigation. Except as disclosed in Acquirer SEC Documents filed prior to the date hereof, there is no action, suit, investigation or proceeding pending against, or to the knowledge of Acquirer threatened against or affecting, Acquirer or any of its Subsidiaries or any of their respective properties before any court or arbitrator or any governmental body, agency or official which would reasonably be expected to have a Material Adverse Effect on Acquirer.

      Section 4.13 Taxes. Except as set forth in the Acquirer Balance Sheet (including the notes thereto) or as otherwise set forth in the Acquirer Disclosure Letter and except as would not, individually or in the aggregate, have a Material Adverse Effect on Acquirer, (i) all Acquirer Tax Returns required to be filed with any taxing authority by, or with respect to, Acquirer and its Subsidiaries have been filed in accordance with all applicable laws;
(ii) Acquirer and its Subsidiaries have timely paid all Taxes shown as due and payable on Acquirer Tax Returns that have been so filed, and, as of the time of filing, Acquirer Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of Acquirer and its Subsidiaries (other than Taxes which are being contested in good faith and for which adequate reserves are reflected on the Acquirer Balance Sheet); (iii) Acquirer and its Subsidiaries have made provision for all Taxes payable by Acquirer and its Subsidiaries for which no Acquirer Tax Return has yet been filed; (iv) the charges, accruals and reserves for Taxes with respect to Acquirer and its Subsidiaries reflected on the Acquirer Balance Sheet are adequate under GAAP to cover the Tax liabilities accruing through the date thereof; (v) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to Acquirer or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of an adverse determination; and (vi) to the best of Acquirer's knowledge and belief, neither Acquirer nor any of its Subsidiaries is liable for any Tax imposed on any entity other than such Person, except as the result of the application of Treas. Reg.
Section 1.1502-6 (and any comparable provision of the tax laws of any state, local or foreign jurisdiction) to the affiliated group of which Acquirer is the common parent.

      Section 4.14 Employee Benefit Plans. (a) Prior to the date hereof, Acquirer has provided the Company with a list (set forth in the Acquirer Disclosure Letter) identifying each material "employee benefit plan," as defined in Section 3(3) of ERISA, each material employment, severance or similar contract, plan, arrangement or policy applicable to any director, former director, employee or former employee of Acquirer and each material plan or arrangement (written or oral), providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by Acquirer and covers any employee or director or former employee or director of Acquirer, or under which Acquirer has any liability. Such material plans (excluding any such plan that is a "multiemployer plan," as defined in Section 3(37) of ERISA) are referred to collectively herein as the "ACQUIRER EMPLOYEE PLANS."

      (b) Except as set forth in the Acquirer Disclosure Letter, each Acquirer Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (including but not limited to ERISA and the Code) which are applicable to such Plan, except where failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on Acquirer.

      (c) Neither Acquirer nor any affiliate of Acquirer has incurred a liability under Title IV of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to Acquirer or any affiliate of Acquirer of incurring any such liability other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

      (d) All Acquirer Employee Plans that are intended to be qualified under
Section 401(a) of the Code have been the subject of determination, opinion, notification or advisory letters from the IRS which Acquirer has made available to the Company. Each such letter has the effect of stating that each such Acquirer Employee Plan is qualified and is exempt from Federal income taxes under Section 501(a) of the Code. The remedial amendment period with respect to each such Acquirer Employee Plan has not expired for any amendment to any such Acquirer Employee Plan that was made on or after the date of the application for the determination, opinion, notification or advisory letter. No such determination, opinion, notification or advisory letter has been revoked, nor has any event occurred since the date of the most recent such letter that would adversely affect its qualification, other than as set forth in the Acquirer Disclosure Letter.

      (e) Except as set forth in the Acquirer Disclosure Letter, no director or officer or other employee of Acquirer or any of its Subsidiaries will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit (including any acceleration of vesting or lapse of repurchase rights or obligations with respect to any employee stock option or other benefit under any stock option plan or compensation plan or arrangement of Acquirer) solely as a result of the transactions contemplated hereby.

      (f) Except as reflected in Acquirer SEC Documents filed prior to the date hereof, no Acquirer Employee Plan provides post-retirement health and medical, life or other insurance benefits for retired employees of Acquirer or any of its Subsidiaries (other than benefit coverage mandated by applicable statute, including benefits provided pursuant to COBRA).

      (g) Except as set forth in the Acquirer Disclosure Letter, there has been no amendment to, written interpretation or announcement (whether or not written) by Acquirer or any of its affiliates relating to, or change in employee participation or coverage under, any Acquirer Employee Plan which would increase materially the expense of maintaining such Acquirer Employee Plan above the level of the expense incurred in respect thereof for the 12 months ended on the Acquirer Balance Sheet Date.

      Section 4.15 Compliance with Laws. Neither Acquirer nor any of its Subsidiaries is in violation of, or has since January 1, 1999 violated, any applicable provisions of any laws, statutes, ordinances or regulations except for any violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquirer.

      Section 4.16 Finders' or Advisors' Fees. Except for Lehman Brothers Inc., there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Acquirer or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

      Section 4.17 Environmental Matters. Except for such exceptions as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Acquirer, (i) no notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of Acquirer or any of its Subsidiaries, threatened by any Person against, Acquirer or any of its Subsidiaries, and no penalty has been assessed against Acquirer or any of its Subsidiaries, in each case, with respect to any matters relating to or arising out of any Environmental Law; (ii) Acquirer and its Subsidiaries are and have been in compliance with all Environmental Laws; and (iii) there are no liabilities of or relating to Acquirer or any of its Subsidiaries relating to or arising out of any Environmental Law of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability.

      Section 4.18 Labor Matters. There are no controversies pending or, to the best knowledge of each of Acquirer and its respective Subsidiaries, threatened, between Acquirer or any of its Subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to have a Material Adverse Effect of the Acquirer. As of the date of this Agreement, neither Acquirer nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Acquirer or its Subsidiaries nor does Acquirer or its Subsidiaries know of any activities or proceedings of any labor union to organize any such employees (i) as of the date of this Agreement and (ii) which, as of the Closing Date, have or could reasonably be expected to have a Material Adverse Effect on Acquirer and its Subsidiaries. As of the date of this Agreement, neither Acquirer nor any of its Subsidiaries has any knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of Acquirer or any of its Subsidiaries (x) as of the date of this Agreement and (y) which, as of the Closing Date, have or could reasonably be expected to have a Material Adverse Effect on Acquirer and its Subsidiaries.

      Section 4.19 Title to Property. Acquirer and each of its Subsidiaries has good and marketable title to all of its material properties and assets, free and clear of all Liens, except for liens for taxes not yet due and payable and such liens or other imperfections of title and use restrictions, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on Acquirer.

      Section 4.20 Leaseholds. Neither Acquirer nor any of its Subsidiaries has given or received notice of any material default under any material lease under which Acquirer or any of its Subsidiaries is the lessee of real property (each an "ACQUIRER LEASE" and collectively the "ACQUIRER LEASES") and, to the knowledge of Acquirer, neither Acquirer nor any of its Subsidiaries nor any other party thereto is in default in any material respect under any of the Acquirer Leases. All of the Acquirer Leases are in full force and effect, and are valid, binding and enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' or lessors' rights generally and
(ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Except as set forth in the Acquirer Disclosure Letter, neither Acquirer nor any of its Subsidiaries has leased, subleased, licensed or assigned, as the case may be, all or any portion of its leasehold interest under any Acquirer Lease to any person.

      Section 4.21 Management Payments. Other than as set forth in the Acquirer Disclosure Letter, no employee or former employee of Acquirer will be entitled to additional compensation or to the early vesting or acceleration of payment of any compensation that arises out of or are related to the consummation of the Merger and the transactions contemplated thereby.

      Section 4.22 Intellectual Property. Acquirer or its Subsidiaries owns each of the patents and patent applications referred to in the Acquirer SEC Documents and, except as set forth in the Acquirer SEC Documents, (i) to the knowledge of Acquirer, each of Acquirer and its Subsidiaries owns or possesses, or could obtain ownership or possession of (on terms not materially adverse to the consolidated financial position, stockholders' equity, or results of operations of Acquirer and its Subsidiaries taken as a whole) adequate and enforceable rights to use all other Intellectual Property necessary for the conduct of their businesses, (ii) no claims are pending or, to the knowledge of Acquirer, threatened that Acquirer or any Subsidiary is infringing on or otherwise violating the rights of any Person with regard to any Intellectual Property that, if the subject of an unfavorable decision, ruling or finding, could reasonably be expected to (or, with respect to any pending patent litigation, Acquirer does not believe will) have a Material Adverse Effect and Acquirer knows of no basis therefor, and (iii) to the knowledge of Acquirer, no person is infringing on or otherwise violating any right of Acquirer or any Subsidiary with respect to any Intellectual Property owned by or licensed to Acquirer or any Subsidiary. Except as set forth in the Acquirer SEC Documents, Acquirer has received no notice of potential indemnity claims from customers based upon a notice of infringement any such customer has received from a patent owner relating to an assertion of infringement of a patent other than potential indemnity claims that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. Acquirer's policy is to require that its employees execute agreements assigning to Acquirer all rights such employees otherwise would have in Intellectual Property developed by such employees while in the employ of Acquirer.

      Section 4.23 Insurance. The insurance carried by Acquirer and its Subsidiaries is in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of Acquirer and its Subsidiaries. Except as would not have a Material Adverse Effect on Acquirer, all such insurance is in full force and effect and none of Acquirer nor any of its Subsidiaries is in default thereunder. Except as would not have a Material Adverse Effect on Acquirer, all claims thereunder have been filed in a due and timely fashion. Except as would not have a Material Adverse Effect on Acquirer, neither Acquirer nor any of its Subsidiaries has been notified in writing of a refusal of any material insurance coverage relating to products liability (including renewals of any such products liability coverage) by any insurance carrier to which it has applied for insurance during the past three years.

      Section 4.24 Year 2000 Compliance. Except as would not reasonably be expected to have a Material Adverse Effect on Acquirer, all of Acquirer's Information Technology effectively addresses the Year 2000 Issues, and will not cause an interruption in the ongoing operations of Acquirer's business on or after January 1, 2000.

      Section 4.25 Opinion of Financial Advisor. Acquirer has received the opinion of Lehman Brothers Inc. to the effect that, as of the date of such opinion, the Exchange Ratio is fair from a financial point of view to Acquirer, and, as of the date hereof, such opinion has not been withdrawn.

      Section 4.26 Tax Treatment. Neither Acquirer nor, to Acquirer's knowledge, any of its affiliates has taken or agreed to take any action or is aware of any fact or circumstance that would prevent the Merger from qualifying as a 368 Reorganization.


                                    ARTICLE V
                            COVENANTS OF THE COMPANY

      Section 5.1 Conduct of Business of the Company. Except as contemplated by this Agreement or as expressly agreed to in writing by Acquirer, during the period from the date of this Agreement to the earlier of the termination of this Agreement in accordance with Article IX (the "TERMINATION DATE") and the Effective Time, each of the Company and its Subsidiaries will conduct its operations according to its ordinary course of business consistent with past practice, and will use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would materially adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to earlier of the Termination Date and the Effective Time, the Company will not nor will it permit any of its Subsidiaries to, without the prior written consent of Acquirer:

      (a) amend its certificate of incorporation or by-laws;

      (b) authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of any class of its capital stock or any securities convertible into shares of any class of its capital stock, except (i) pursuant to and in accordance with the terms of currently outstanding convertible securities and options, and (ii) options granted under the Company Stock Option Plans, in the ordinary course of business consistent with past practice (but in no event shall options be granted covering more than 5,000 Company Shares per individual or 100,000 Company Shares in the aggregate);

      (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property (including stock of any Subsidiary) or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or any of its Subsidiaries, other than the repurchase at cost of shares of employees upon termination of their employment with the Company or its Subsidiaries;

      (d) except in the ordinary course of business, consistent with past practice (i) create, incur, assume, maintain or permit to exist any long-term debt or any short-term debt for borrowed money other than under existing lines of credit, except for any loans to be made by Acquirer to the Company pursuant to the Credit Agreement dated as of June 11, 1999, as amended; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except its wholly owned Subsidiaries in the ordinary course of business and consistent with past practices; or (iii) make any loans, advances or capital contributions to, or investments in, any other person;

      (e) except as otherwise expressly contemplated by this Agreement or in the ordinary course of business, consistent with past practice, (i) increase in any manner the compensation of any of its directors, officers or other employees;
(ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into or agree to enter into any agreement or arrangement with such director, officer or employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required under currently existing agreements, plans or arrangements;
(iii) grant any severance or termination pay to, or enter into any employment or severance agreement with any of its directors, officers or other employees; or
(iv) except as may be required to comply with applicable law, become obligated (other than pursuant to any new or renewed collective bargaining agreement) under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, and to amend any of such plans or any of such agreements in existence on the date hereof;

      (f) except as otherwise expressly contemplated by this Agreement and except with respect to commitments or liabilities incurred in connection with this Agreement and the transactions contemplated hereby, including the incurrence of legal, accounting and investment banking fees and expenses, enter into any other material agreements, commitments or contracts, other than agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business, consistent with past practice;

      (g) except in the ordinary course of business, consistent with past practice, or as contemplated by this Agreement authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any sale, transfer, lease, license, pledge, mortgage, or other disposition or encumbrance of a material amount of assets or securities or any material change in its capitalization, or any entry into a material contract or any amendment or modification of any material contract or any release or relinquishment of any material contract rights; or

      (h) agree to do any of the foregoing.

      Section 5.2 No Solicitation. The Company agrees that, from and after the date of this Agreement until the earlier of the Termination Date and the Effective Time, neither it nor any of its Subsidiaries nor any of the officers or directors of it or its Subsidiaries, nor its or their employees, investment bankers, attorneys, accountants, financial advisors, agents or other representatives (collectively, "REPRESENTATIVES"), shall directly or indirectly, initiate, solicit or otherwise induce any inquiries or the making of a Company Acquisition Proposal (as defined below). The Company further agrees that neither it nor any of its Subsidiaries nor any of its or its Subsidiaries' officers or directors shall, and that it shall direct and use its best reasonable efforts to cause its Representatives not to, directly or indirectly, have any discussions with or provide any confidential information or data to any Person relating to a Company Acquisition Proposal or engage in any negotiations concerning a Company Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement a Company Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from (i) making any disclosure to its stockholders if, in the good faith judgment of its Board of Directors, failure so to disclose would be inconsistent with its obligations under applicable law; (ii) negotiating with or furnishing information to any Person who has made a bona fide written Company Acquisition Proposal which did not result from a breach of this Section 5.2; or (iii) recommending such Company Acquisition Proposal to its stockholders, if and only to the extent that, in the case of actions referred to in clause (ii) or clause
(iii), such Company Acquisition Proposal is a Superior Proposal (as defined below) and Acquirer is given at least two business days' notice of the identity of the third party and all material terms and conditions of the Superior Proposal to respond to such Superior Proposal. The Company agrees that it will, on the date hereof, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Company Acquisition Proposal. Nothing contained in this Agreement shall prevent the Board of Directors of the Company from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to a Company Acquisition Proposal; provided that the Board of Directors of the Company shall not recommend that the stockholders of the Company tender their shares in connection with a tender offer except to the extent the Board of Directors of the Company determines in its good faith judgment that such a recommendation is required to comply with the fiduciary duties of the Board of Directors of the Company to stockholders under applicable law, after receiving the advice of outside legal counsel.

      For purposes of this Agreement, "COMPANY ACQUISITION PROPOSAL" shall mean any offer or proposal (other than an offer or proposal by Acquirer) relating to any transaction or series of related transactions involving: (A) any purchase from the Company or acquisition by any Person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a five percent (5%) interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning five percent (5%) or more of the total outstanding voting securities of the Company or any merger, consolidation, business combination or similar transaction involving the Company; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than five percent (5%) of the assets of the Company; or (C) any liquidation or dissolution of the Company. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means, in respect of the Company, an unsolicited, bona fide Company Acquisition Proposal for or in respect of at least a majority of the outstanding Company Shares on terms that the Board of Directors of the Company determines, in its good faith judgment (based on consultation with its financial advisors) to be more favorable to the Company's stockholders than the terms of the Merger, that is not subject to a financing condition, and is from a Person that in the reasonable judgment of the Company's Board of Directors (based on advice from a nationally recognized investment bank) is financially capable of consummating such proposal.


                                   ARTICLE VI
                              COVENANTS OF ACQUIRER

      Section 6.1 Conduct of Business of Acquirer. Except as contemplated by this Agreement or as expressly agreed to in writing by the Company, during the period from the date of this Agreement to the earlier of the Termination Date and the Effective Time, each of Acquirer and its Subsidiaries will use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would materially adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement. Notwithstanding anything to the contrary herein, Acquirer may (subject to Section 6.2 and paragraph (d) below) issue, sell or deliver, grant any options for, or commit to issue, sell or deliver any shares of any class of its capital stock or other securities convertible into any class of its capital stock prior to the Closing Date and may (subject to Section 6.1(d) below) purchase or acquire the securities or assets of other entities. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, Acquirer will not nor will it permit any of its Subsidiaries to, without the prior written consent of the Company:

      (a) amend its certificate of incorporation or by-laws, except as required by the terms of this Agreement;

      (b) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or any of its Subsidiaries, other than the repurchase at cost of shares of employees upon termination of their employment with Acquirer or its Subsidiaries;

      (c) except in the ordinary course of business, consistent with past practice, create, incur, assume, maintain or permit to exist any long-term debt or any short-term debt for borrowed money other than under existing lines of credit or in an amount in excess of $50,000,000;

      (d) except in the ordinary course of business, consistent with past practice, or as contemplated by this Agreement, authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution, or any acquisition of a material amount of assets or securities that individually or in the aggregate would require Acquirer's stockholders' approval or the acquisition of assets for consideration in excess of $50,000,000 or the acquisition, by merger or otherwise, of all the outstanding securities of any entity whose securities are listed and publicly traded on the Nasdaq Stock Market, the New York or American Stock Exchange or an equivalent foreign stock exchange; or

      (e) agree to do any of the foregoing.

      Section 6.2 No Solicitation. Acquirer agrees that, from and after the date of this Agreement until the earlier of the Termination Date and the Effective Time, neither it nor any of its Subsidiaries nor any of the officers or directors of it or its Subsidiaries or its or their Representatives shall, directly or indirectly, initiate, solicit or otherwise facilitate any inquiries or the making of an Acquirer Acquisition Proposal (as defined below). Acquirer further agrees that neither it nor any of its Subsidiaries nor any of its or its Subsidiaries' officers or directors shall, and that it shall direct and use its best reasonable efforts to cause its Representatives not to, directly or indirectly, have any discussions with or provide any confidential information or data to any Person relating to an Acquirer Acquisition Proposal or engage in any negotiations concerning an Acquirer Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquirer Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Acquirer or its Board of Directors from (i) making any disclosure to its stockholders if, in the good faith judgment of its Board of Directors, failure so to disclose would be inconsistent with its obligations under applicable law;
(ii) negotiating with or furnishing information to any Person who has made a bona fide written Acquirer Acquisition Proposal which did not result from a breach of this Section 6.2; or (iii) recommending such Acquirer Acquisition Proposal to its stockholders, if and only to the extent that, in the case of actions referred to in clause (ii) or clause (iii), such Acquirer Acquisition Proposal is a Superior Proposal (as defined below) and the Company is given at least two business days' notice of the existence of such Superior Proposal. Acquirer agrees that it will, on the date hereof, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Acquirer Acquisition Proposal. Nothing contained in this Agreement shall prevent the Board of Directors of Acquirer from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange

Act with regard to an Acquirer Acquisition Proposal; provided that the Board of Directors of Acquirer shall not recommend that the stockholders of Acquirer tender their shares in connection with a tender offer except to the extent the Board of Directors of Acquirer determines in its good faith judgment that such a recommendation is required to comply with the fiduciary duties of the Board of Directors of Acquirer to stockholders under applicable law, after receiving the advice of outside legal counsel.

      For purposes of this Agreement, "ACQUIRER ACQUISITION PROPOSAL" shall mean any offer or proposal relating to any transaction or series of related transactions involving: (A) any purchase from Acquirer or acquisition by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifty percent (50%) interest in the total outstanding voting securities of Acquirer or any tender offer or exchange offer that if consummated would result in any Person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning fifty percent (50%) or more of the total outstanding voting securities of Acquirer or any merger, consolidation, business combination or similar transaction involving Acquirer in which the stockholders of Acquirer immediately prior to such transaction do not own, immediately after such transaction, at least a majority of the outstanding securities entitled to vote generally for the election of directors or similar managing authority of the surviving or resulting entity in such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of all or substantially all of the assets of Acquirer; or (C) any liquidation or dissolution of Acquirer. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means, in respect of Acquirer, an unsolicited, bona fide Acquirer Acquisition Proposal on terms that the Board of Directors of Acquirer determines, in its good faith judgment (based on consultation with its financial advisors) to be fair to Acquirer's stockholders, that is not subject to a financing condition, and is from a Person that in the reasonable judgment of Acquirer's Board of Directors (based on advice from a nationally recognized investment bank) is financially capable of consummating such proposal.

      Section 6.3 Indemnification. (a) Acquirer shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its Subsidiaries against all losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the same extent and on the same terms and conditions (including with respect to advancement of expenses) provided for in the Company's certificate of incorporation and by-laws and agreements in effect at the date hereof (to the extent consistent with applicable law). The certificate of incorporation and by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's certificate of incorporation and by-laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any person who, immediately prior to the Effective Time, was an indemnified party under such provisions.

      (b) For a period of six years after the Effective Time, Acquirer shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Acquirer may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred on or before the Effective Time; provided, however, that Acquirer shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed two hundred percent (200%) of the premiums paid as of the date hereof by the Company for such insurance.

      (c) The provisions of this Section 6.3 are intended to be for the benefit of, and shall be enforceable by each indemnified party hereunder, his or her heirs and his or her representatives.

      Section 6.4 NNM Listings. Acquirer shall promptly following the execution of this Agreement prepare and submit to The Nasdaq Stock Market a listing application covering the shares of Acquirer Common Stock (and associated Acquirer Rights) issuable in the Merger and upon exercise of the Company Stock Options, and shall use all commercially reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Acquirer Common Stock (and associated Acquirer Rights), subject to official notice of issuance.


                                   ARTICLE VII
                      COVENANTS OF ACQUIRER AND THE COMPANY

      Section 7.1 Access to Information. (a) From the date of this Agreement until the earlier of the Termination Date and the Effective Time, each of the Company and Acquirer will give the other party and their authorized representatives (including counsel, environmental and other consultants, accountants and auditors) access during normal business hours to all facilities, personnel and operations and to all books and records of it and its Subsidiaries, will permit the other party to make such inspections as it may reasonably require and will cause its officers and those of its Subsidiaries to furnish the other party with such financial and operating data and other information with respect to its business and properties as such party may from time to time reasonably request.

      (b) Each of the parties hereto will hold and will cause its consultants and advisors to hold in strict confidence pursuant to the Confidentiality Agreement previously entered into by the parties (the "CONFIDENTIALITY AGREEMENT") all documents and information furnished to the other in connection with the transactions contemplated by this Agreement as if each such consultant or advisor was a party thereto.

      Section 7.2 Registration Statement and Proxy Statement. (a) Acquirer and the Company shall file with the SEC as soon as is reasonably practicable after the date hereof the Joint Proxy Statement/Prospectus and Acquirer shall file the Registration Statement in which the Joint Proxy Statement/Prospectus shall be included. Acquirer and the Company shall use all commercially reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. Acquirer shall also take any action required to be taken under applicable state blue sky or securities laws in connection with the issuance of shares of Acquirer Common Stock pursuant to this Agreement. Acquirer and the Company shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with this Section 7.2(a).

      (b) If at any time prior to the Effective Time any event shall occur which is required to be described in the Joint Proxy Statement/Prospectus or Form S-4, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Acquirer and the Company; provided that no amendment or supplement to the Joint Proxy Statement/Prospectus or the Form S-4 will be made by Acquirer or the Company without the approval of the other party. To the extent applicable, each of Acquirer and the Company will advise the other, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the shares of Acquirer Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

      (c) Acquirer and the Company shall each use all commercially reasonable efforts to cause to be delivered to the other a comfort letter of its independent auditors, dated a date within two business days of the effective date of the Form S-4, in form reasonably satisfactory to the other party and customary in scope and substance for such letters in connection with similar registration statements.

      Section 7.3 Stockholders' Meetings. The Company and Acquirer each shall call a meeting of its respective stockholders (the "COMPANY STOCKHOLDER MEETING" and the "ACQUIRER STOCKHOLDER MEETING," respectively, and together, the "STOCKHOLDERS MEETINGS") to be held as promptly as practicable in accordance with applicable law and each company's certificate of incorporation and by-laws for the purpose of voting upon (i) in the case of the Company, the adoption and approval of this Agreement and the transactions contemplated hereby (the "COMPANY STOCKHOLDER APPROVAL"), and (ii) in the case of Acquirer, the items contemplated by the Acquirer Stockholder Approval. Except as otherwise required by the fiduciary duties of its Board of Directors (as determined in good faith by such Board following the receipt of advice of its outside legal counsel to such effect) and in accordance with Sections 5.2 and 6.2, as the case may be, of this Agreement, (i)(A) the Company will, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement and the Merger and (B) Acquirer will, through its Board of Directors, recommend to its stockholders the approval of the issuance of Acquirer Common Stock in the Merger and the approval of the amendments to Acquirer's certificate of incorporation to increase the authorized number of shares of Acquirer Common Stock to 175,000,000 shares and (ii) each of the Company and Acquirer will use all commercially reasonable efforts to obtain the foregoing approval of their respective stockholders. Acquirer and the Company shall coordinate and cooperate with respect to the timing of the Stockholders Meetings and shall each use all commercially reasonable efforts to hold Stockholders Meetings on the same day as soon as practicable after the date on which the Form S-4 becomes effective.

      Section 7.4 Reasonable Efforts; Other Actions. Subject to the terms and conditions herein provided and applicable law, the Company and Acquirer shall use all commercially reasonable efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) the filing of Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "ANTITRUST DIVISION") and using their reasonable best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation, (ii) the taking of any actions required to qualify the Merger as a 368 Reorganization, (iii) the obtaining of all necessary consents, approvals or waivers under its material contracts, and (iv) the lifting of any legal bar to the Merger.

      Section 7.5 Public Announcements. Before issuing any press release or otherwise making any public statements with respect to the Merger, Acquirer and the Company will consult with each other as to its form and substance and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

      Section 7.6 Notification of Certain Matters. Each of the Company and Acquirer shall give prompt notice to the other party of (i) any notice of, or other communication relating to, a breach of this Agreement or event which, with notice or lapse of time or both, would become a breach, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract to which it or any of its Subsidiaries is a party or it, any of its Subsidiaries or any of its or their respective properties is subject, which breach would be reasonably likely to have a Material Adverse Effect on it, or (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

      Section 7.7 Expenses. Except as set forth in Section 9.5, Acquirer, and the Company, shall bear their respective expenses incurred in connection with the Merger, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants, except that expenses incurred in printing, mailing and filing (including without limitation, SEC filing fees and stock exchange listing application fees) Form S-4 and the Joint Proxy Statement/Prospectus shall be shared equally by the Company and Acquirer.

      Section 7.8 Affiliates. Each of the Company and Acquirer shall deliver to the other a letter identifying all persons who, as of the date hereof, may be deemed to be "affiliates" thereof for purposes of Rule 145 under the Securities Act (the "AFFILIATES") and shall advise the other in writing of any persons who become an Affiliate prior to the Effective Time. The Company shall cause each person who is so identified as an Affiliate to deliver to Acquirer, no later than the earlier of July 8, 1999 or the date such person becomes an Affiliate, a written agreement substantially in the form of Exhibit 7.8 hereto.

      Section 7.9 Certain Benefit Plans. As soon as practicable after the execution of this Agreement, the Company and Acquirer shall use their commercially reasonable efforts to confer and work together in good faith to agree upon mutually acceptable employee benefit arrangements (and terminate Company Employee Plans immediately prior to the Effective Time if appropriate) so as to provide benefits to employees of the Company generally equivalent in the aggregate to those provided to similarly situated employees of Acquirer. In addition, the Company agrees that it and its Subsidiaries shall terminate any and all group severance, separation, retention and salary continuation plans, programs or arrangements (other than contractual agreements disclosed on the Company Disclosure Letter) prior to the Effective Time. Years of service with the Company or any of its Subsidiaries or predecessor organizations thereof (and service otherwise credited by the Company or any of its Subsidiaries or predecessor organizations thereof) prior to the Effective Time shall be credited under the Acquirer Employee Plans listed under Items 3, 11 and 12 of Schedule 4.14(a) to the Acquirer Disclosure Letter to the same extent as service with Acquirer is credited under such Acquirer Employee Plans (including for purposes of eligibility, vesting and benefit accrual). Employees of the Company who participate in an Acquirer Employee Plan listed under Items 3, 11 and 12 of
Schedule 4.14(a) to the Acquirer Disclosure Letter shall participate in such Acquirer Employee Plan on terms no less favorable than those offered by Acquirer to employees of Acquirer (including those provisions relating to the coverage of dependents). Acquirer shall use its commercially reasonable efforts to cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group plans to be waived with respect to Employees of the Company who participate in any Acquirer Employee Plan listed under Items 3, 11 and 12 of Schedule 4.14(a) to the Acquirer Disclosure Letter, and their eligible dependents, and shall provide each such participant and dependent with credit for any co-payments and deductibles paid prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under all such Acquirer Employee Plans in which such participants are eligible to participate after the Effective Time. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any employee of the Company or the funding of any such benefit.

      Section 7.10 Formation of Merger Subsidiary. As soon as practicable following the execution of this Agreement, but no later than one week following such date, Acquirer shall cause Merger Subsidiary to be formed in the State of Delaware and to take all corporate action necessary to approve and to become a party to this Agreement. Each of the parties hereto agrees that upon formation of Merger Subsidiary it shall execute an amendment to this Agreement and such other documents as may be necessary to cause Merger Subsidiary to become a party to this Agreement.


                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

      Section 8.1 Conditions to the Obligations of Each Party. The obligations of the Company, Acquirer and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) at or prior to the Closing of the following conditions:

      (a) this Agreement shall have been adopted by the stockholders of the Company in accordance with Delaware Law;

      (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or terminated early;

      (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Merger;

      (d) the parties shall have received all required approvals and third party consents listed on Schedule 8.1(d);

      (e) the matters constituting the Acquirer Stockholder Approval shall have been approved by the stockholders of Acquirer in accordance with applicable law or regulation;

      (f) the Form S-4 shall have been declared effective under the 1933 Act and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC; and

      (g) the shares of Acquirer Common Stock to be issued in the Merger shall have been approved for listing on the NNM, subject to official notice of issuance.

      Section 8.2 Conditions to the Obligations of Acquirer and Merger Subsidiary. The obligations of Acquirer and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:

      (a)(i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (provided that any such representation and warranty made as of a specific date shall be true and correct as of such specific date), except for such inaccuracies that individually or in the aggregate do not have a Material Adverse Effect on the Company as of the Closing Date and except for changes contemplated by this Agreement (it being understood that, for purposes of determining the accuracy of such representations and warranties, all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded, and any update of or modification to the Company Disclosure Letter made or proposed to have been made after the execution of this Agreement shall be disregarded), and (iii) Acquirer shall have received a certificate signed by the chief executive officer of the Company to the foregoing effect; and

      (b) Acquirer shall have received an opinion of Pillsbury Madison & Sutro LLP in form and substance reasonably satisfactory to Acquirer, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of
Section 368(a) of the Code and that each of Acquirer, Merger Subsidiary and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon certain representations of officers of Acquirer and the Company reasonably requested by counsel. If the opinion referred to in this Section 8.2(b) is not delivered, such condition shall be deemed to be satisfied if the Acquirer shall have received an opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation, or another law firm selected by the Company and reasonably acceptable to Acquirer. Acquirer will cooperate in obtaining such opinion, including, without limitation, making (and requesting from affiliates) appropriate representations with respect to relevant matters.

      Section 8.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:

      (a)(i) Acquirer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Acquirer contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (provided that any such representation and warranty made as of a specific date shall be true and correct as of such specific date), except for such inaccuracies that individually or in the aggregate do not have a Material Adverse Effect on Acquirer as of the Closing Date and except for changes contemplated by this Agreement (it being understood that, for purposes of determining the accuracy of such representations and warranties, all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded, and any update of or modification to the Acquirer Disclosure Letter made or proposed to have been made after the execution of this Agreement shall be disregarded), and (iii) the Company shall have received a certificate signed by the chief executive officer of Acquirer to the foregoing effect; and

      (b) the Company shall have received an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, in form and substance reasonably satisfactory to the Company, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of the Company, Merger Subsidiary and Acquirer will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon certain representations of officers of the Company and Acquirer reasonably requested by counsel. If the opinion referred to in this Section 8.3(b) is not delivered, such condition shall be deemed to be satisfied if the Acquirer shall have received an opinion from Pillsbury Madison & Sutro LLP or another law firm selected by Acquirer and reasonably acceptable to the Company. The Company will cooperate in obtaining such opinion, including, without limitation, making (and requesting from affiliates) appropriate representations with respect to relevant matters.

                                   ARTICLE IX
                                   TERMINATION

      Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company or Acquirer:

      (a) by mutual consent of Acquirer and the Company;

      (b) by either Acquirer or the Company if the Merger shall not have been consummated on or before December 31, 1999 (the "END DATE"), which date may be extended by mutual written consent of the parties hereto; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party prior to February 28, 2000 whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement.

      (c) by either Acquirer or the Company, if any court of competent jurisdiction in the United States or other governmental body in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party seeking to terminate this Agreement shall have used all commercially reasonable efforts to avoid, remove or lift such order, decree or ruling; or

      (d) by either Acquirer or the Company, if the requisite stockholder approvals of the stockholders of either Acquirer or the Company are not obtained at the meeting of stockholders duly called and held therefor; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to a Person where the failure to obtain stockholder approval of such Person shall have been caused by the action or failure to act of such Person and such action or failure to act constitutes a material breach by such Person of this Agreement.

      Section 9.2 Termination by Acquirer. This Agreement may be terminated by action of the Board of Directors of Acquirer, at any time prior to the Effective Time, before or after the approval by the stockholders of Acquirer or the Company, if (a) the Company shall have failed to comply in any material respect with any of the covenants or agreements contained in Articles I, V and VII of this Agreement to be complied with or performed by the Company at or prior to such date of termination; provided, however, that if such failure to comply is capable of being cured prior to the End Date, such failure shall not have been cured within 15 days of delivery to the Company of written notice of such failure, (b) there exists a breach or breaches of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 8.2(a) would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the End Date, such breaches shall not have been cured within 15 days of delivery to the Company of written notice of such breach or breaches, (c) a Company Triggering Event (as defined below) shall have occurred, or (d)(i) the Board of Directors of Acquirer authorizes Acquirer, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal with respect to Acquirer and Acquirer notifies the Company in writing in accordance with Section 6.2 that it intends to enter into such an agreement, attaching the most current version of such agreement (or a description of all material terms and conditions thereof) to such notice and
(ii) Acquirer upon such termination pursuant to this clause (d) pays to the Company in immediately available funds the fees required to be paid pursuant to
Section 9.5. Acquirer agrees to notify the Company promptly if its intention to enter into a written agreement referred to in its notification pursuant to clause (d) above shall change at any time after giving such notification.

      For the purposes of this Agreement, a "COMPANY TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Board of Directors of the Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Acquirer its recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger; (ii) the Company shall have failed to include in the Joint Proxy Statement/Prospectus the recommendation of the Board of Directors of the Company in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the Board of Directors of the Company or any committee thereof shall have approved or recommended any Superior Proposal with respect to the Company; or (iv) a tender or exchange offer relating to securities of the Company shall have been commenced by a Person unaffiliated with Acquirer and the Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

      Section 9.3 Termination by the Company. This Agreement may be terminated at any time prior to the Effective Time, before or after the approval by the stockholders of Acquirer or the Company, by action of the Board of Directors of the Company, if (a) Acquirer shall have failed to comply in any material respect with any of the covenants or agreements contained in Articles I, II, VI and VII of this Agreement to be complied with or performed by Acquirer at or prior to such date of termination; provided, however, that if such failure to comply is capable of being cured prior to the End Date, such failure shall not have been cured within 15 days of delivery to Acquirer of written notice of such failure,
(b) there exists a breach or breaches of any representation or warranty of Acquirer contained in this Agreement such that the closing condition set forth in Section 8.3(a) would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the End Date, such breaches shall not have been cured within 15 days of delivery to Acquirer of written notice of such breach or breaches, (c) an Acquirer Triggering Event (as defined below) shall have occurred, or (d)(i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal with respect to the Company and the Company notifies Acquirer in writing in accordance with Section 5.2 that it intends to enter into such an agreement, attaching the most current version of such agreement (or a description of all material terms and conditions thereof) to such notice and (ii) the Company upon such termination pursuant to this clause
(d) pays to Acquirer in immediately available funds the fees required to be paid pursuant to Section 9.5.

      For the purposes of this Agreement, an "ACQUIRER TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Board of Directors of Acquirer or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to the Company its recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger; (ii) Acquirer shall have failed to include in the Joint Proxy Statement/Prospectus the recommendation of the Board of Directors of Acquirer in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the Board of Directors of Acquirer or any committee thereof shall have approved or recommended any Superior Proposal with respect to Acquirer; or (iv) a tender or exchange offer relating to securities of Acquirer shall have been commenced by a Person unaffiliated with Acquirer and Acquirer shall not have sent to its securityholders pursuant to Rule 14e- promulgated under the Exchange Act, within ten business days after such tender or exchange offer is first published, sent or given, a statement disclosing that Acquirer recommends rejection of such tender or exchange offer.

      Section 9.4 Procedure for Termination. In the event of termination by Acquirer or the Company pursuant to this Article IX, written notice thereof shall forthwith be given to the other.

      Section 9.5 Effect of Termination. (a) In the event of termination of this Agreement pursuant to this Article IX, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in this Section 9.5 and Section 7.1(b) hereof.

      (b) If

            (i) the Company shall terminate this Agreement pursuant to Section 9.3(d);

            (ii) Acquirer shall terminate this Agreement pursuant to Section 9.2(c), unless at the time of such Company Triggering Event, any of the conditions set forth in Section 8.3(a) would not have been satisfied as of such date and would not be reasonably capable of being satisfied; or

            (iii) either the Company or Acquirer shall terminate this Agreement pursuant to Section 9.1(d) in circumstances where the Company Stockholder Approval was not been obtained at the Company Stockholder Meeting and prior to the Company Stockholder Meeting a Company Acquisition Proposal was made by any Person and within twelve months after termination of this Agreement the Company consummates a Company Acquisition or enters into a definitive agreement with respect to such Company Acquisition Proposal that provides for a Company Acquisition;

then in any case as described in clause (i), (ii) or (iii) the Company shall pay to Acquirer (by wire transfer of immediately available funds not later than the date of termination of this Agreement or, in the case of clause (iii), the date of such definitive agreement) an amount equal to $5,000,000. Except as provided in Section 9.5(d), the fees provided for in this Section 9.5(b) are intended to be liquidated damages and, as such, the sole and exclusive remedy for any and all claims on any theory that might be asserted with respect to any of the matters discussed in this Article IX, and no party hereto shall seek any additional damages or remedies at law or in equity as a result or consequence of any such matter. Acceptance by Acquirer of the payment referred to in the foregoing sentence shall constitute conclusive evidence that this Agreement has been validly terminated and upon acceptance of payment of such amount the Company shall be fully released and discharged from any liability or obligation resulting from or under this Agreement. For purposes of this Agreement, the term "COMPANY ACQUISITION" shall mean (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than fifty percent (50%) of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by the Company of assets representing in excess of fifty percent (50%) of the aggregate fair market value of the Company's business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then outstanding shares of capital stock of the Company.

      (c) If

            (i) Acquirer shall terminate this Agreement pursuant to Section 9.2(d);

            (ii) the Company shall terminate this Agreement pursuant to Section 9.3(c), unless at the time of such Acquirer Triggering Event, any of the conditions set forth in Section 8.2(a) would not have been satisfied as of such date and would not be reasonably capable of being satisfied;

            (iii) either the Company or Acquirer shall terminate this Agreement pursuant to Section 9.1(d) in circumstances where the Acquirer Stockholder Approval was not been obtained at the Acquirer Stockholder Meeting and prior to the Acquirer Stockholder Meeting an Acquirer Acquisition Proposal was made by any Person and within twelve months after termination of this Agreement Acquirer consummates the transaction contemplated by such Acquirer Acquisition Proposal or enters into a definitive agreement with respect to such Acquirer Acquisition Proposal;

then in any case as described in clause (i), (ii) or (iii) Acquirer shall pay to the Company (by wire transfer of immediately available funds not later than the date of termination of this Agreement or, in the case of clause (iii), the date of such definitive agreement) an amount equal to $5,000,000. Except as provided in Section 9.5(d), the fees provided for in this Section 9.5(c) are intended to be liquidated damages and, as such, the sole and exclusive remedy for any and all claims on any theory that might be asserted with respect to any of the matters discussed in this Article IX, and no party hereto shall seek any additional damages or remedies at law or in equity as a result or consequence of any such matter. Acceptance by the Company of the payment referred to in the foregoing sentence shall constitute conclusive evidence that this Agreement has been validly terminated and upon acceptance of payment of such amount Acquirer shall be fully released and discharged from any liability or obligation resulting from or under this Agreement.

      (d) Notwithstanding anything to the contrary, payment of the fees provided for in Section 9.5 shall not be in lieu of damages incurred in the event of a willful or intentional breach of this Agreement by either party.


                                    ARTICLE X
                                  MISCELLANEOUS

      Section 10.1 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by certified mail, postage prepaid, by telecopy (with receipt confirmed and promptly confirmed by personal delivery, U.S. first class mail, or courier), or by courier service, as follows:

      (a)  If to Acquirer or Merger Subsidiary to:

            S3 Incorporated
            2801 Mission College Boulevard
            Santa Clara, CA 95052-8058
            Attn:  Chief Executive Officer
            Telecopier:  (408) 588-8050

      with a copy to:

            Pillsbury Madison & Sutro LLP
            2550 Hanover Street
            Palo Alto, CA 94304
            Attn:  Jorge A. del Calvo
            Telecopier:  (650) 233-4545

      (b) If to the Company to:

            Diamond Multimedia Systems, Inc.
            2880 Junction Avenue
            San Jose, CA 95134
            Attention:  Chief Executive Officer
            Telecopier:  (408) 325-7145

      with a copy to:

            Wilson Sonsini Goodrich & Rosati
            650 Page Mill Road
            Palo Alto, CA 94306
            Attn:  Jeffrey D. Saper
            Telecopier:  (650) 493-6811

      Section 10.2 Non-Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement.

      Section 10.3 Amendments; No Waivers. (a) Any provision of this Agreement (including the Exhibits and Schedules hereto) may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Acquirer and Merger Subsidiary, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company, (ii) any term of the certificate of incorporation of the Surviving Corporation or (iii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.

      (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      Section 10.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, its rights under this Agreement, but any such transfer or assignment will not relieve Merger Subsidiary of its obligations hereunder.

      Section 10.5 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to principles of conflicts of law.

      Section 10.6 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Court of Chancery of the State of Delaware, and each of the parties hereby consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.1 shall be deemed effective service of process on such party.

      SECTION 10.7 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      Section 10.8 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

      Section 10.9 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof. Except as provided in Section 6.3(c), no provision of this Agreement or any other agreement contemplated hereby is intended to confer on any Person other than the parties hereto any rights or remedies.

      Section 10.10 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

      Section 10.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, all as of the date first above written.

                                       S3 INCORPORATED



                                       By /s/ KENNETH F. POTASHNER
                                          --------------------------------------
                                                    Kenneth F. Potashner
                                           President and Chief Executive Officer


                                       DIAMOND MULTIMEDIA SYSTEMS, INC.



                                       By /s/ WILLIAM J. SCHROEDER
                                          --------------------------------------
                                                   William J. Schroeder
                                           President and Chief Executive Officer

                                   SCHEDULE 1.4

                           COMPANY STOCK OPTION PLANS

1.  1992 Stock Plan
2.  1994 Stock Option Plan
3.  1998 Stock Option Plan
4.  1998 Nonstatutory Stock Option Plan
5.  Director Stock Option Plan

                                 SCHEDULE 8.1(d)
                        TO THE AGREEMENT AND PLAN OF MERGER
                             DATED AS OF JUNE 21, 1999
                                      BETWEEN
                                  S3 INCORPORATED
                                        AND
                         DIAMOND MULTIMEDIA SYSTEMS, INC.

        Consent and waiver from FINOVA under the Loan and Security Agreement between FINOVA and the Company dated January 21, 1999.